Exhibit 10.1

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement”), effective as of January 8th, 2019, is executed by Gopher Protocol Inc., a Nevada corporation with a business address located at 2500 Broadway, Suite F-125, Santa Monica, CA 90404 (the “Pledgor”) in favor of Latin American Exchange Latinex Casa de Cambio, S.A. a Costa Rica Corporation with a business address located at EBC – Davivienda Building 1st floor, Meridiano Business Center Escazu, San Jose 10203 Costa Rica (“Latinex”).

RECITALS

A.          Latinex is a fully licensed and Central Bank regulated “Currency Exchange” in Costa Rica. Latinex is Authorized by the Central Bank of Costa Rica (“BCCR”) and authorized and supervised by the General Superintendence of Financial Institutions (“SUGEF”). Latinex is associated to the National System of Electronic Payments (“SINPE” and collectively with BCCR and SUGEF, the “CR Regulators”).

B.           The CR Regulators requires that Latinex maintain a certain level of regulatory risk capital of to support its business (“Capital”).

C.           As of the date hereof, Pledgor presently has Capital.

D.           Pledgor, in order to allow Latinex sustain a level of regulatory risk its business, as well as capital to support working capital needs, has agreed to pledge shares of its common stock, $0.0001 par value per share, with a value of USD $7,500,000 for a term of three years from the date that the CR Regulators approve such pledge.

E.           Latinex, in consideration of Pledgor providing such pledge, has agreed to pay Pledgor USD $375,000 per annum to be paid quarterly in installments of USD $93,750 in arrears commencing January 1, 2019. Said consideration may be paid with virtual currency of Latinex associate WISE Network S.A. with the symbol WSE. Where the face value of WSE is 1 WSE = $10, Pledgor will accept payments via WSE at 50%, e.g. 1 WSE = $5 US Dollars.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereafter set forth, Pledgor agrees as follows:

1.            Pledge. In accordance with the term of this Agreement, Pledgor hereby grants to Latinex security interest in, and hereby assigns to Latinex all right, title and interest of Pledgor in and to shares of common stock of Pledgeor equal to USD $7,500,000 divided by the Pledgor’s closing price on the date prior to the date hereof, including without limitation, all evidence of the same. (hereafter referred to as “Collateral”).

2.            Representations and Warranties. Pledgor represents and warrants to Latinex that:

(a)	Pledgor has, and has duly exercised, all requisite power and authority to enter into this Agreement, to pledge its interest in the Collateral and to carry out the transactions contemplated by this Agreement.

(b)	Pledgor is the legal and beneficial owner of all of the Collateral.

(c)	All of the Collateral is free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest or the proceeds thereof, except for that granted hereunder.

(d)	The execution and delivery of this Agreement, and the performance of its terms, will not violate or constitute a default under the terms of any other agreement, indenture or other instrument, license, judgment, decree, order, law, statute, code, ordinance or other governmental rule or regulation, applicable to Pledgor or any of Pledgor’s property or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

(e)	The execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of any provision of the articles of incorporation, bylaws and shareholder agreements, if any, pertaining to Pledgor or Borrower or the consent to this Agreement and the performance of its terms has been obtained from all necessary third parties.

3.           Covenants. Pledgor agrees upon the receipt by Latinex of written notice from the CR Regulators that Latinex’s Capital has decreased below $5,000,000, Latinex is permitted to sell the Collateral or any portion of the Collateral only in an amount to ensure that the Company can satisfy the required Capital. Upon Latinex receipt of written notice from the CR Regulators, Latinex will provide written notice to Pledgor of its intent to sell a specific portion of the Collateral, which shall include a copy of such written notice from the CR Regulators. Pledgor must consent to such sale of the Collateral, which may not be unreasonably withheld. In addition, Latinex will provide Pledgor with further notice once sales are finalized. All sales of the Collateral will be made in accordance with the Securities Act of 1933, as amended. Upon expiration of this Agreement, the remaining Collateral shall be returned to the Pledgor free and clear of all liens.

F.          4.          Fees. Latinex, in consideration of Pledgor pledging the Collateral, has agreed to pay Pledgor USD $375,000 per annum to be paid quarterly in installments of USD $93,750 in arrears commencing January 1, 2019. Said consideration may be paid with virtual currency of Latinex associate WISE Network S.A. with the symbol WSE. Where the face value of WSE is 1 WSE = $10, Pledgor will accept payments via WSE at 50%, e.g. 1 WSE = $5 US Dollars.

5.           Termination. The term of this Agreement shall be three (3) years from the date hereof. Latinex in its sole discretion may terminate the Agreement at anytime, provided, however, upon termination, Latinex is required to return the Collateral immediately upon such termination. In the event Latinex fails to make any payment under Section 4 of this Agreement and such non-payment continues for a period of five (5) business days at which point the Collateral will be returned to the Pledgor. Upon any such termination hereunder, Latinex will pay Pledgor $150,000 in addition to all additional fees payable hereunder.

6.           Law and Jurisdiction. The laws of the State of California apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of the county of Los Angeles, State of California.

7.           Assignment. This Agreement may not be assigned by either party without the prior written consent of the non-assigning party.

8.           Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth above, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned has caused this Stock Pledge Agreement to be duly executed as of the day and year first above written.

PLEDGOR

Gopher Protocol Inc.

By:/s/ Douglas Davis
Name:
Title:

LATINEX

Latinex Casa de Cambio, S.A.

By:/s/ Mauricio E. Lara R.
Name: Mauricio E. Lara R.
Title: Vice President

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